Exhibit 99.1

CVG REPORTS SECOND QUARTER 2026 RESULTS

Second quarter revenues of $195 million, EPS of $(0.25), Adjusted EBITDA of $5.4 million
Strong revenue growth across all three business segments
Raises full-year 2026 guidance

NEW ALBANY, OHIO (August 3, 2026) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its second quarter ended June 30, 2026.

Second Quarter 2026 Highlights (Results from Continuing Operations; compared with prior year, where comparisons are noted)
•Revenues of $195.2 million, up 13.5%, primarily driven by increased demand across all three segments.
•Gross margin expansion of 140 basis points versus Q2 2025 and 120 basis points sequentially versus Q1 2026 primarily from increased revenues and operational efficiency improvements.
•Operating income of $1.6 million, up $0.8 million, compared to $0.8 million. Adjusted operating income of $2.6 million, compared to $1.9 million.
•Net loss from continuing operations of $8.7 million, or $(0.25) per diluted share and adjusted net loss of $4.6 million, or $(0.13) per diluted share, compared to net loss from continuing operations of $4.1 million, or $(0.12) per diluted share and adjusted net loss of $2.9 million, or $(0.09) per diluted share. Net loss includes a $3.4 million pre-tax warrant liability revaluation expense.
•Adjusted EBITDA of $5.4 million, compared to $5.2 million, with an adjusted EBITDA margin of 2.8%, down from 3.0%.

•Net proceeds of approximately $11.6 million from the at-the-market equity issuance program used to pay down term loan.

James Ray, President and Chief Executive Officer, said, “We are encouraged by the strong revenue growth and gross margin expansion we delivered in the second quarter. All three segments generated year-over-year revenue growth, driven by the continued ramp of new business and increased customer demand. North American Class 8 truck production began to improve late in the quarter. We continued to deliver sequential gross margin expansion, reflecting the improvements from our operational efficiency and footprint rationalization initiatives and position CVG to benefit from increased demand.”

Mr. Ray continued, “Our Trim Systems & Components segment returned to year-over-year growth despite a lower Class 8 build rate compared with the prior-year quarter, driven in part by new business ramping in our wiper systems business. Global Seating continued to benefit from customer demand growth in international markets. Global Electrical Systems benefited from the ramp of new business, including the Zoox robotaxi program and a more diversified end market mix driving consistent growth. As we look to the second half of 2026, we remain focused on disciplined execution, continued margin improvement, and free cash generation. We expect CVG to be positioned to capitalize on improving market conditions."

Angie O’Leary, Interim Chief Financial Officer, added, “During the second quarter, we continued to strengthen our balance sheet and execute our capital allocation priorities. Building on the progress from earlier this year, we further reduced outstanding debt with proceeds from our recently executed at-the-market equity offering program, which we expect to contribute to lower cash interest expense going forward. We also continue to make targeted investments in working capital to support key program launches and the growth opportunities across our businesses. SG&A expense increased from the prior year driven by higher incentive compensation and advisory service fees. We remain focused on driving profitable growth, generating free cash flow, and advancing toward our long-term net leverage objective of approximately two times. Based on our first-half revenue performance, and the momentum we see across all three segments, we are raising our revenue and Adjusted EBITDA guidance ranges for the year.”

Second Quarter Financial Results from Continuing Operations
(amounts in millions except per share data and percentages)

	Second Quarter
	2026	2025	$ Change	% Change
Revenues	$195.2	$172.0	$23.2	13.5%
Gross profit	$24.7	$19.5	$5.2	26.7%
Gross margin	12.7%	11.3%
Adjusted gross profit [1]	$25.2	$20.6	$4.6	22.3%
Adjusted gross margin [1]	12.9%	12.0%
Operating income	$1.6	$0.8	$0.8	100.0%
Operating margin	0.8%	0.5%
Adjusted operating income [1]	$2.6	$1.9	$0.7	36.8%
Adjusted operating margin [1]	1.3%	1.1%
Net income (loss) from continuing operations	$(8.7)	$(4.1)	$(4.6)	NM2
Adjusted net income (loss) from continuing operations [1]	$(4.6)	$(2.9)	$(1.7)	58.6%
Earnings (loss) per share, diluted	$(0.25)	$(0.12)	$(0.13)	NM2
Adjusted earnings (loss) per share, diluted [1]	$(0.13)	$(0.09)	$(0.04)	44.4%
Adjusted EBITDA [1]	$5.4	$5.2	$0.2	3.8%
Adjusted EBITDA margin [1]	2.8%	3.0%
[1] See Appendix A for GAAP to Non-GAAP reconciliation
[2] Not meaningful

Consolidated Results from Continuing Operations

Second Quarter 2026 Results
•Second quarter 2026 revenues were $195.2 million, compared to $172.0 million in the prior year period, an increase of 13.5%. The overall increase in revenues was primarily due to increased customer demand in international markets and the ramp of previously awarded new business wins across all three of our segments.
•Operating income in the second quarter 2026 was $1.6 million, up $0.8 million compared to the prior year period. Second quarter 2026 adjusted operating income was $2.6 million, compared to adjusted operating income of $1.9 million in the prior year period. The increase in adjusted operating income was primarily attributable to higher sales and improved gross margin performance, partially offset by higher SG&A expense that was driven by higher incentive compensation and advisory service fees.
•Interest associated with debt and other expenses was $2.9 million and $2.3 million for the second quarter 2026 and 2025, respectively, with the increase for the second quarter 2026 due to higher interest rates.
•Net loss from continuing operations was $8.7 million, or $(0.25) per diluted share, for the second quarter 2026 compared to net loss of $4.1 million, or $(0.12) per diluted share, in the prior year period. Net loss includes a $3.4 million pre-tax warrant liability revaluation expense. Second quarter 2026 adjusted net loss from continuing operations was $4.6 million, or $(0.13) per diluted share, compared to adjusted net loss of $2.9 million, or $(0.09) per diluted share.

On June 30, 2026, the Company had $24.8 million of outstanding borrowings on its U.S. revolving credit facility and $2.9 million outstanding borrowings on its China credit facility, $36.0 million of cash and $91.2 million of availability from the credit facilities (subject to customary borrowing base and other conditions), resulting in total liquidity of $127.2 million.

Second Quarter 2026 Segment Results

Global Seating Segment

•Revenues were $80.0 million compared to $74.5 million for the prior year period, an increase of 7.5%, due primarily to increased customer demand in international markets.
•Operating income was $3.0 million, compared to $2.7 million in the prior year period, an increase of $0.3 million, driven by higher sales and improved gross margin performance. Second quarter 2026 adjusted operating income was $4.0 million compared to $3.1 million in the prior year period.

Global Electrical Systems Segment
•Revenues were $62.0 million compared to $53.6 million in the prior year period, an increase of 15.8%, primarily as a result of ramping new business wins.
•Operating income was $1.7 million compared to operating income of $0.7 million in the prior year period. The increase in operating income was primarily attributable to higher revenues.

Trim Systems and Components Segment
•Revenues were $53.2 million compared to $43.9 million in the prior year period, an increase of 21.1%, primarily due to higher sales volume as a result of increased customer demand in North America, including improved product mix.
•Operating income was $2.2 million compared to operating income of $0.1 million in the prior year period. The increase in operating income was primarily attributable to higher demand and improved operational efficiencies.

Outlook

CVG updated the Company's outlook for the full year 2026, based on current market conditions:

Metric	Prior 2026 Outlook ($ millions)	Updated 2026 Outlook ($ millions)
Revenues	$660 - $700	$725 - $755
Adjusted EBITDA	$24 - $30	$26 - $31
Free Cash Flow	Positive	Positive

This outlook reflects, among others, current industry forecasts for North America Class 8 truck builds. According to ACT Research, 2026 North American Class 8 truck production levels are expected to be at 274,111 units, up 9% versus the 2025 actual Class 8 truck builds of 251,251 units.

The outlook for the Construction end market reflects mid-single digit growth in 2026.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Tuesday, August 4, 2026, at 8:30 a.m. ET. Management intends to reference the Q2 2026 Earnings Call Presentation during the conference call. To participate, dial (833) 461-5787 using conference code 592968497. International participants dial (585) 542-9983 using conference code 592968497.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at ir.cvgrp.com, where it will be archived and available for replay for one year.

Company Contact
Michelle Hards
Vice-President, Investor Relations / Corporate Financial Planning & Analysis
CVG
IR@cvgrp.com

Investor Relations Contact
Ross Collins or Nathan Skown
Alpha IR Group
CVGI@alpha-ir.com

About CVG

CVG is a global provider of systems, assemblies and components to global commercial vehicle markets and electric vehicle markets. We deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”,

“should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including, but not limited to, global commercial vehicle markets and electric vehicle markets, changes in the North America Class 8 and Class 5-7 truck build rates, performance of the global construction and agricultural equipment businesses, the Company’s prospects in the global commercial vehicle markets and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment including global supply chain constraints, inflation and labor shortages, tariffs and counter-measures, financial covenant compliance, anticipated effects of acquisitions or divestitures, production of new products, plans for capital expenditures, and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Other Information

Throughout this document, certain numbers in the tables or elsewhere may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.
###

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Six Months Ended June 30, 2026 and 2025
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Revenues	$195,238	$171,956	$366,733	$341,751
Cost of revenues	170,510	152,427	322,190	304,429
Gross profit	24,728	19,529	44,543	37,322
Selling, general and administrative expenses	23,171	18,732	42,230	35,117
Gain on sale of assets	—	—	(13,957)	—
Operating income (loss)	1,557	797	16,270	2,205
Other (income) expense	893	427	1,782	355
Warrant expense	3,443	—	8,420	—
Loss on extinguishment of debt	1,029	460	2,987	460
Interest expense	2,947	2,291	7,041	4,794
Income (loss) before provision for income taxes	(6,755)	(2,381)	(3,960)	(3,404)
Provision for income taxes	1,987	1,725	3,880	3,841
Net income (loss) from continuing operations	$(8,742)	$(4,106)	(7,840)	(7,245)
Net income (loss) from discontinued operations	(1,500)	(655)	(1,500)	(1,828)
Net income (loss)	(10,242)	(4,761)	(9,340)	(9,073)
Basic earnings (loss) per share
Income (loss) from continuing operations	$(0.25)	$(0.12)	$(0.23)	$(0.21)
Income (loss) from discontinued operations	$(0.04)	$(0.02)	$(0.04)	$(0.05)
Diluted earnings (loss) per share
Income (loss) from continuing operations	$(0.25)	$(0.12)	$(0.23)	$(0.21)
Income (loss) from discontinued operations	$(0.04)	$(0.02)	$(0.04)	$(0.05)
Weighted average shares outstanding:
Basic	34,769	33,799	34,481	33,747
Diluted	34,769	33,799	34,481	33,747

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	June 30, 2026	December 31, 2025
Current assets:
Cash	$35,952	$33,282
Accounts receivable, net	115,429	86,262
Inventories	129,914	118,557
Other current assets	33,234	25,226
Total current assets	314,529	263,327
Property, plant and equipment, net	62,601	66,638
Intangible assets, net	3,064	3,350
Deferred income taxes, net	11,279	11,349
Other assets, net	63,055	47,050
Total assets	$454,528	$391,714
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$100,469	$74,180
Accrued liabilities and other	53,311	31,800
Current portion of long-term debt and short-term debt	4,844	2,371
Total current liabilities	158,624	108,351
Long-term debt	86,938	104,004
Pension and other post-retirement benefits	6,721	6,902
Other long-term liabilities	66,128	39,100
Total liabilities	$318,411	$258,357
Stockholders’ equity:
Preferred stock	$—	$—
Common stock	377	342
Treasury stock, at cost	(17,308)	(16,706)
Additional paid-in capital	287,253	272,903
Retained deficit	(106,172)	(96,832)
Accumulated other comprehensive loss	(28,033)	(26,350)
Total stockholders’ equity	136,117	133,357
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$454,528	$391,714

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended June 30,
	Global Seating		Global Electrical Systems		Trim Systems and Components		Corporate/Other		Total
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Revenues	$80,014	$74,457	$62,032	$53,585	$53,192	$43,914	$—	$—	$195,238	$171,956
Gross profit (loss)	11,133	9,930	6,900	5,911	6,695	3,688	—	—	24,728	19,529
Selling, general & administrative expenses	8,155	7,219	5,212	5,204	4,472	3,583	5,332	2,726	23,171	18,732
Gain on sale of assets	—	—	—	—	—	—	—	—	—	—
Operating income (loss)	$2,978	$2,711	$1,688	$707	$2,223	$105	$(5,332)	$(2,726)	$1,557	$797

	Six Months Ended June 30,
	Global Seating		Global Electrical Systems		Trim Systems and Components		Corporate/Other		Total
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Revenues	$154,519	$147,866	$119,478	$104,037	$92,736	$89,848	$—	$—	$366,733	$341,751
Gross profit (loss)	21,565	19,023	12,669	9,900	10,309	8,399	—	—	44,543	37,322
Selling, general & administrative expenses	15,521	13,608	10,996	9,511	8,186	6,761	7,527	5,237	42,230	35,117
Gain on sale of assets	(13,716)	—	—	—	—	—	(241)	—	(13,957)	—
Operating income (loss)	$19,760	$5,415	$1,673	$389	$2,123	$1,638	$(7,286)	$(5,237)	$16,270	$2,205

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Gross profit	$24,728	$19,529	$44,543	$37,322
Restructuring	507	1,111	1,937	1,641
Adjusted gross profit	$25,235	$20,640	$46,480	$38,963
% of revenues	12.9%	12.0%	12.7%	11.4%

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating income	$1,557	$797	$16,270	$2,205
Restructuring	997	1,140	2,234	1,842
Gain on sale of fixed assets	—	—	(13,957)	—
Total operating income adjustments	997	1,140	(11,723)	1,842
Adjusted operating income	$2,554	$1,937	$4,547	$4,047
% of revenues	1.3%	1.1%	1.2%	1.2%

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss) from continuing operations	$(8,742)	$(4,106)	$(7,840)	$(7,245)
Operating income adjustments	997	1,140	(11,723)	1,842
Loss on early extinguishment of debt	1,029	460	2,987	460
Warrant fair value adjustment	3,443	—	8,420	—
Adjusted provision for income taxes[1]	(1,367)	(400)	79	(576)
Adjusted net income (loss) from continuing operations	$(4,640)	$(2,906)	$(8,077)	$(5,519)

Diluted EPS	$(0.25)	$(0.12)	$(0.23)	$(0.21)
Adjustments to diluted EPS	$0.12	$0.03	$—	$0.05
Adjusted diluted EPS	$(0.13)	$(0.09)	$(0.23)	$(0.16)
1.Reported Tax Provision adjusted for tax effect of special charges at 25%.

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss) from continuing operations	$(8,742)	$(4,106)	$(7,840)	$(7,245)
Interest expense	2,947	2,291	7,041	4,794
Provision for income taxes	1,987	1,725	3,880	3,841
Depreciation expense	3,637	3,514	7,215	6,952
Amortization expense	134	142	272	284
EBITDA	$(37)	$3,566	$10,568	$8,626
% of revenues	—%	2.1%	2.9%	2.5%

EBITDA adjustments
Restructuring	$997	$1,140	$2,234	$1,842
Gain on sale of fixed assets	—	—	(13,957)	—
Loss on extinguishment of debt	1,029	460	2,987	460
Warrant fair value adjustment	3,443	—	8,420	—
Adjusted EBITDA	$5,432	$5,166	$10,252	$10,928
% of revenues	2.8%	3.0%	2.8%	3.2%

	Three Months Ended June 30, 2026
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$2,978	$1,688	$2,223	$(5,332)	$1,557
Restructuring	997	—	—	—	997
Adjusted operating income (loss)	$3,975	$1,688	$2,223	$(5,332)	$2,554
% of revenues	5.0%	2.7%	4.2%		1.3%

	Six months ended June 30, 2026
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$19,760	$1,673	$2,123	$(7,286)	$16,270
Restructuring	1,562	509	163	—	2,234
Gain on sale of fixed assets	(13,716)	—	—	(241)	(13,957)
Adjusted operating income (loss)	$7,606	$2,182	$2,286	$(7,527)	$4,547
% of revenues	4.1%	2.3%	0.8%		1.1%

	Three Months Ended June 30, 2025
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$2,711	$707	$105	$(2,726)	$797
Restructuring	358	539	243	—	1,140
Adjusted operating income (loss)	$3,069	$1,246	$348	$(2,726)	$1,937
% of revenues	4.1%	2.3%	0.8%		1.1%

	Six months ended June 30, 2025
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$5,415	$389	$1,638	$(5,237)	$2,205
Restructuring	358	1,069	288	127	$1,842
Adjusted operating income (loss)	$5,773	$1,458	$1,926	$(5,110)	$4,047
% of revenues	3.9%	1.4%	2.1%		1.2%

The following tables present reconciliations of the captions within CVG's Condensed Consolidated Statements of Cash Flows to Free cash flow, attributable to continuing operations, discontinued operations, and total CVG for the three and six months ended June 30, 2026 and 2025.

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
CONTINUING OPERATIONS
Cash flows from operating activities	$1,684	$18,720	$123	$33,735
Purchases of property, plant and equipment	(3,082)	(1,465)	(5,735)	(5,271)
Proceeds from disposal/sale of property, plant and equipment	30	—	15,922	—
Free cash flow from continuing operations	$(1,368)	$17,255	$10,310	$28,464

DISCONTINUED OPERATIONS
Cash flows from operating activities	$—	$149	$—	$306
Free cash flow from discontinued operations	$—	$149	$—	$306

TOTAL COMPANY
Cash flows from operating activities	$1,684	$18,869	$123	$34,041
Purchases of property, plant and equipment	(3,082)	(1,465)	(5,735)	(5,271)
Proceeds from disposal/sale of property, plant and equipment	30	—	15,922	—
Free cash flow	$(1,368)	$17,404	$10,310	$28,770

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.